SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
     Securities Exchange Act of 1934

Filed by the Registrant

Preliminary Proxy Statement


Xanthic Enterprises, Inc.
8833 Sunset Blvd., Suite 200
West Hollywood, CA 90069
Tel. 310-289-4947

SEC File No. 33-17966-LA
Registrant and Filing Party

Copies to:

Law Office of Lance N. Kerr
8833 Sunset Blvd., Suite 200
West Hollywood, CA 90069
Tel: 310-289-4947
Fax: 310-289-5240

PRELIMINARY PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

To Be Held January 23, 1998



     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Xanthic Enterprises, Inc., a Colorado corporation (the "Company"), to be voted at a Special Meeting of Stockholders ("Meeting") to be held January 23, 1998 and at any adjournment(s) thereof. The Meeting will be held at 8833 Sunset Blvd, Suite 200, West Hollywood, CA 90069, on January 23, 1998, at 11:00 a.m. local time. Solicitations will be made by mail, and expenses incurred in connection with the solicitations will be borne by the Company. The President of the Company may also solicit proxies personally by telephone. This Proxy Statement, the enclosed Notice and the enclosed form of Proxy were sent on or before January 6, 1998 to all stockholders of record as of December 31, 1997.


        MATTERS TO BE CONSIDERED AT THE MEETING

     The Company's stockholders are being asked to consider and act upon the following proposals which were unanimously approved and recommended by the Board of Directors:

     1. A proposal to effect a 1-for-2.5 reverse split of the issued and outstanding shares of the Company's common stock.

     2. A proposal to issue 20,000,000 shares of the Company's common stock, calculated after a 1- for 2.5 reverse stock split, to acquire all of the issued and outstanding shares of Norwest, S.A., a privately-held Brazil corporation (the "Acquisition").

     3. Subject to stockholder approval of Proposal 2, to elect the directors as set forth in this Proxy Statement.

     4. Subject to stockholder approval of Proposal 2, a proposal to change the domicile of the Company to the State of Nevada and change the Company's name to "International Wood Corporation".

     5. To transact any such other business as may come before the meeting or any Adjournment or Adjournments thereof.

     The transactions to be considered at the Meeting involve a matter of great significance to the Company's stockholders because if the Acquisition is approved and consummated, the stockholders of Norwest, S.A. will own approximately 89% of the Company's outstanding common stock. The exchange of shares with the stockholders of Norwest, S.A. and the election of directors will result in a change of control of the Company. Stockholders are urged to carefully consider the information presented in this Proxy Statement.

               RECORD DATE AND VOTING SECURITIES

     The securities of the Company entitled to vote at the Meeting consist of shares of the Company's common stock, $.0001 par value. Only stockholders of record at the close of business on December 31, 1997, the record date for the Meeting, will be entitled to notice of and to vote at the Meeting. On the record date the Company had outstanding 6,484,826 shares of common stock which were owned by approximately 1,000 stockholders of record.

     Holders of record of common stock on the record date are entitled to one vote per share exercisable in person or by proxy.

     On April 2, 1992 the State of Oregon issued a final order to cease and desist violating any provision of Oregon Securities Law. The Company has been advised that the effect of the Oregon ruling was to invalidate the issuance and distribution of the registered shares and warrants to residents of Oregon until such time as said securities are registered pursuant to the provisions of the Oregon Securities Law. According to the records of the transfer agent, the number of shareholders with Oregon addresses is 645. According to these records the shareholders with Oregon addresses own 108,331 common shares of the Company. The 108,331 shares represent approximately 1.7% of the issued and outstanding shares of the Company. Due to action by Department of Securities of the State of Oregon those shareholders with addresses in the State of Oregon will not be allowed to vote as the validity of their shares is in doubt.

     The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum. Assuming a quorum is present, the three (3) nominees receiving the greater number of votes cast by the holders of the common stock will be elected as directors. There will be no cumulative voting in the election of directors. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy is required for approval of Proposals 1 and 2. Proposal 4 requires approval of a statutory merger with a new Nevada corporation with the name International Wood Corporation which will have the effect of changing the name of the Company and changing the domicile of the Company to Nevada.

     Abstentions are treated as present and entitled to vote at the Meeting. Therefore, abstentions will be counted in determining whether a quorum is present and will have the effect of a vote against a matter. A broker non-vote on a matter (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker or nominee does not have discretionary power to vote on a particular matter) is considered not entitled to vote on that matter and, thus, will not be counted in determining whether a quorum is present or whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

     All Proxies received pursuant to this solicitation will be voted at the Meeting and at any adjournments thereof as indicated in the Proxy. If no instructions are given, the persons named in the Proxy solicited by the Board of Directors of the Company intend to vote for the nominees for election as directors of the Company listed below and for Proposals 1, 2 and 4.



                          REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the President of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.


                           PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding shares of the Company owned beneficially as of December 31, 1997, by (i) each officer and director of the Company, (ii) each nominee for director, (iii) all officers and directors as a group, and (iv) each person known by the Company beneficially to own more than 5% of the shares of the Company:






                              Shares          Percent
Name                          Owned           Shares
Position
-----------                  -----------      -----------

Mark Lilly                    1,165,000         18.0
8833 Sunset Blvd.
Suite 200
West Hollywood, CA 90069
President/Director
Nominee for Director

Glenn DeCicco                  1,106,500         17.1
100 Long Brook Way
Suite 21
Pleasant Hill, CA 94523
Secretary/Director

Brett Hudelson
147 Central                   1,106,500         17.1
Ashland, OR 97520
Shareholder

John D. Lilly                   263,000          4.0
8833 Sunset Blvd.
Suite 200
West Hollywood, CA 90069
Vice-Pres./Director

David G. Lilly                1,000,000         15.4
8833 Sunset Blvd.
Suite 200
West Hollywood, CA 90069
Shareholder

Elliott Sassoon*                      0          0.0
Rua Modesto Tavares de Lima # 108
C.E.P. 05507-010
Sao Paulo, S.P. Brazil
Nominee for Director

Alipio Motta*                        0          0.0
Rua Modesto Tavares de Lima # 108
C.E.P. 05507-010
Sao Paulo, S.P. Brazil
Nominee for Director

*Shareholder of Norwest, S.A.

The total number of shares owned by officers and directors is 2,534,500
(39.1%).

     In the event the stockholders of the Company approve the proposed reverse split and the Acquisition, the Company will have the following number of shares outstanding:

     Shares presently issued                               6,484,826
     Shares outstanding after reverse split                2,593,930
     Common Shares issued in Acquisition                  20,000,000

     Total Common Shares to be issued and
      outstanding at closing                              22,593,930

     All shares of common stock, including the shares to be issued in the Acquisition, will be equal to each other with respect to voting, liquidation and dividend rights. Holders of shares of common stock will be entitled to one vote for each share they own at any stockholders' meeting. Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to stockholders.

     There are no conversion, pre-emptive or other subscription rights or privileges with respect to the present outstanding shares of common stock. Reference is made to the Company's Certificate of Incorporation and to the applicable statutes of the State of Colorado for a more complete description of the rights and liabilities of holders of common stock. The common stock of the Company does not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors.


                   INFORMATION ON THE COMPANY

     The Company was originally formed on October 27, 1986 under the laws of the State of Colorado. Approximately 4,500,000 shares were issued to its founders for an aggregate consideration of $5,000. In 1988 the Company offered and sold 330,000 shares of its common stock and warrants in a securities offering made pursuant to Form S-18 under the Securities Act of 1933, as amended. Since then additional shares have been sold in private placements. The warrants have expired.

     The Company was formed as a blind pool or blank check company to invest in technologies, properties or companies which held potential for long-term growth. During the last several years, the Company has sought out and considered a number of proposed acquisition candidates but has never effected an acquisition.

    The Company has filed reports with the Securities and Exchange Commission under Sections 12, 13, or 15 of the Securities Exchange Act of 1934. All reports are current.

     Subject to stockholder approval and the fulfillment of certain conditions, the Company intends to acquire all of the issued and outstanding shares of Norwest, S.A. as described in Proposal 2.

Financial Information About the Company

     Liquidity and Capital Resources. At December 31, 1996 the Company had assets of $0 and liabilities of $13,859. This compares to assets of $0 and liabilities of $13,154 at December 31, 1995. At September 30, 1997 the Company had assets of $0 and liabilities of $ 77,368. The increase in liabilities was due to legal and adminstrative expense incurred with respect to reporting requirements.

     Results of Operation. The Company has not commenced any active operations except for the completion of its public offering and investigation and analysis of potential acquisitions. For the twelve months ended December 31, 1996 the Company had revenues of $0. The Company had revenues of $0 for the twelve month period ended December 31, 1995. Total expenses for the twelve month period ended December 31, 1996 were $705 as compared to expenses of $1,404 for the twelve month period ended December 31, 1995.

      The Company had a loss of $705 for the twelve month period ended December 31, 1996 compared to a loss of $1,404 for the twelve month period ended December 31, 1995.

     Until such time as the Company effects an acquisition, it is unlikely to generate any revenue and may incur expenses arising from professional fees and costs associated with seeking acquisitions.


Market for the Company's Common Stock and Other Stockholder Information

     An application to trade the Company's common stock is currently pending with the NASD's Electronic Bulletin Board in the over-the-counter market. There is currently no active market for the Company's common stock and there can be no assurance that any active market will commence. The number of holders of record of the Company's common stock was approximately 1,000 as of December 31, 1997, as reported by the Company's transfer agent.

     The Company has not paid any dividends to date and does not anticipate paying dividends in the foreseeable future.

Current Management

     Upon approval of the change of control as provided herein the current officers and directors (with the exception of Mark A. Lilly) will resign and new officers and directors will be nominated.

Compensation of Management

    Information concerning the compensation of the executive officers of the Company for the last three full fiscal years is provided below.

                    SUMMARY COMPENSATION TABLE

       Annual Compensation

                                                            Other
Name                                                        Annual
and                                                         Compen-
Principal                                                    sation
Position         Year      Salary($)      Bonus($)              ($)

Mark A. Lilly    1996             0             0                0
President        1995             0             0                0
                 1994             0             0                0

Glenn DeCicco    1996             0             0                0
Secretary        1995             0             0                0
                 1994             0             0                0


John D. Lilly    1996             0             0                0
Vice-President   1995             0             0                0
                 1994             0             0                0


       Long Term Compensation

Name                       Restricted    Securities              All Other
and                        Stock         Underlying    LTIP      Compen-
Principal                  Awards        Options/      Payouts    sation
Position         Year       ($)          SARs (#)        ($)       ($)

Mark A. Lilly    1996        0             0             0          0
President        1995        0             0             0          0
                 1994        0             0             0          0

Glenn DeCicco    1996        0             0             0          0
Secretary        1995        0             0             0          0
                 1994        0             0             0          0

John D. Lilly    1996        0             0             0          0
Vice-President   1995        0             0             0          0
                 1994        0             0             0          0

Certain Relationships

   Mark A. Lilly, Glenn DeCiccco and John D. Lilly have been the officers and directors of the Company during the past year. There are no agreements, understandings or pending proposals between the officers and directors of the Company and the Sellers of stock of Norwest S.A. The officers and directors will gain some benefits from the acquisition due to their ownership of stock of the Company. This benefit will be in proportion to their stockholdings and will be in same proportion as for any shareholder of the Company. By reason of the ownership in shares of the Company held by the officers and directors said persons may be considered to have a substantial interest in the Acquisition of Norwest S.A.

   The Proposed Officers and Directors of the Company following the acquisition are Elliott Sasson, Alipio Motta and Mark A. Lilly. With respect to Elliott Sassoon and Alipio Motta there is no agreement, understanding or pending proposals between said persons and the Company other than as set forth herein.

Independent Accountants

   The Company's financial statements for the last fiscal year ended December 31, 1996 were audited by the firm of Harlen & Boettger of San Diego, Calif. The management of the Company knows of no disagreements with its accountants.

   The Sellers of Norwest S.A. have supplied an audited balance sheet as of October 31, 1997 prepared by the accounting firm of Pannell Kerr Forster of Sao Paulo, Brazil. The management of the Company knows of no disagreements with the accountants for Norwest S.A.

   Neither firm of accountants is expected to be present at the special meeting of the shareholders which is the subject of this proxy statement. No decision has been made as to which firm of accountants will be engaged for the fiscal year ended December 31, 1997.

Standing Committees and Meetings of the
  Board of Directors.

   There are no standing committees of the Board of Directors of the Company. The Company held no meetings of the Board of Directors during the past year.

Accounting and Tax Matters

   The Company is advised that the Acquisition of the Norwest Shares will be treated as a purchase for accounting purposes. The Company is advised that there is no U.S. tax effect on the exchange transaction with the Sellers of the Norwest shares.

Additional Information and Regulatory Approvals

   On December 24, 1997 the Company filed a report concerning the proposed Acquisition of the shares of Norwest S.A. on Form 8-K with the Securities and Exchange Commission. The Company has furnished with this proxy statement copies of the Form 10-K for the year ended December 31, 1996 and the Form 10-Q for the period ended September 30, 1997. All such information is available on the internet at the Edgar Archives at http://www.sec.gov.

   No regulatory approval is required for the stock exchange as set forth in this proxy statement.


   PROPOSAL 1: REVERSE STOCK SPLIT

     Management of the Company believes it to be in the best interests of the Company and the stockholders of the Company to decrease the number of shares of the Company's stock issued and outstanding prior to closing of the Acquisition. Management believes that a reduction in the number of shares outstanding will aid in the possible creation of a trading market for the Company's securities. Management recommends stockholder approval of a proposal to effect a 1-for-2.5 reverse split of the Company's common stock. In the event a 1-for-2.5 reverse split is effectuated, the 6,484,826 shares now issued and outstanding will be reduced to approximately 2,593,930 shares. No fractional shares will be issued in connection with the proposed stock split. All fractional shares will be rounded up to the nearest whole number.

     If the proposal to effect a 1-for-2.5 reverse split is approved, the Company expects to effect the reverse split on or about January 30, 1998.

     The Board of Directors recommends a vote FOR the proposal to effect a 1-for-2.5 reverse split of the issued and outstanding shares of common stock.

   PROPOSAL 2: ACQUISITION OF STOCK OF NORWEST S.A

     The Company proposes to acquire all of the issued and outstanding shares of Norwest S.A., a privately-held Brazilian corporation in exchange for shares of the Company's common stock. The Company proposes to issue 20,000,000 shares of its common stock, calculated after the proposed 1-for-
2.5 reverse split, to the stockholders of Norwest in exchange for all of the issued and outstanding shares of Norwest Common Stock.

     The current shareholders of Norwest are:

     Name                                       No. of  Shares

     Elliott Sassoon                               120,653,620
     Pre-Cortados da Amazonia Ltda                   1,149,050
     Maria Cristina de Oliveira Bittencourt              1,000

     The 20,000,000 shares of Xanthic to be issued to these persons will be issued in the ratio their shares bear to the total of shares issued and outstanding.

Background and Reasons for the Transaction

     The Company was formed and capitalized as a blind pool/blank check company for the purpose of acquiring an operating company, a start-up company or commencing its own operations in a designated business. Since the close of its public offering, the Company's management has considered a number of potential acquisitions and business opportunities but as of the date of this Meeting has never effected any acquisition or made any investments. The Company's management believes that the acquisition of Norwest will permit the Company to be engaged in active business operations.

      Norwest has not yet commenced business operations but has completed the acquisition of assets for the purpose of commencing operations. These assets consist of land, standing timber and logging equipment. The Company is advised that the operations will consist of harvesting and reforestation of trees in the Amazon area of Brazil. The principal asset of Norwest is a tract of land consisting of approximately 45,000 acres containing a variety of tropical hardwoods. (See "Description of Business of Norwest" attached hereto.) Conditions to Stock Exchange Agreement

     The consummation of the Acquisition transaction is subject to several conditions which either must be fulfilled by the respective party or which must be waived by the other party.

A summary of the material conditions is as follows:

          1. The Company, Norwest and the stockholders of Norwest must have performed any and all agreements and covenants set forth in the Stock Exchange Agreement.

          2. There shall not be any material adverse change in the financial condition or Business of the Company or Norwest.

          3. The Company must obtain stockholder approval.

          4. All holders of Norwest common stock must agree to the Acquisition.

          5. The Company must effect a 1-for-2.5 reverse split.


     Management of the Company believes all material conditions of both parties will be fulfilled at the closing of the Acquisition.

Address and Capitalization of Norwest

     The address of Norwest S.A. is:

          Rua Modesto Tavares de Lima # 108-A
          C.E.P. 05507 -010
          Sau Paulo, S.P.
          Brazil

     The Company intends to acquire all of the shares of Norwest Common Stock issued and outstanding at the Closing of the Acquisition. Information about Norwest's authorized capital stock is set forth below.

     Norwest has 121,803,670 shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by Norwest stockholders, and a majority vote is required for all actions to be taken by stockholders. In the event of a liquidation, dissolution or winding-up of Norwest, the holders of common stock are entitled to share equally and ratably in the assets of Norwest, if any, remaining after the payment of all debts and liabilities of the Company.

     Holders of Norwest Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors of Norwest out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock that may be issued and outstanding.

     Norwest Common Stock is held beneficially by three persons as of October 31, 1997. Norwest is a privately-held company and there is no market for its securities. Norwest acts as its own transfer agent.

     The Board of Directors of the Company and Norwest believe the reverse acquisition to be in the best interests of their respective stockholders and have authorized the consummation of the Acquisition subject to stockholder approval and other matters. The Board of Directors of the Company has approved the Stock Exchange Agreement.

    The Board of Directors of the Company has not sought or obtained an opinion from an independent financial advisor or consultant as to the fairness of the terms of the Acquisition from a financial point of view. Accordingly, stockholders are urged to read this Proxy Statement carefully, consult their own advisors if they wish to do so and reach their own conclusions as to whether the terms of the Acquisition are fair.

     The terms of the Acquisition were determined through negotiations conducted by members of the Company's Board of Directors and agents and the Board of Directors and agents of Norwest. Relevant factors considered by the Board of Directors include the respective financial positions and capital structures of both companies, the projected revenues of Norwest, the respective assets of the Company and Norwest and judgement of management with regard to the companies as a combined operating company.

No Dissenting Stockholder Rights

     Neither the Acquisition nor any other matter to be acted upon at the Meeting create any dissenting stockholders rights under the General Corporation Law of the State of Colorado.

Status of Federal Securities Regulations and Registration Rights

     The shares of the Company's common stock to be issued upon the effectiveness of the Acquisition to the stockholders of Norwest will not be registered under the Securities Act of 1933, as amended, (the "Act"), in reliance upon the exemption provided by Section 4(2) of the Act as a transaction not involving any public offering and under applicable state securities laws. Such non-public offering is in part based upon the investment representations of the recipients of the shares. The shares to be issued upon the Acquisition will be "restricted securities" within the meaning of the Act and will not be transferrable without further compliance with the registration requirements of the Act or establishment of an exemption from such requirements. Neither the Company nor Norwest has received an opinion of legal counsel with regard to the availability of such exemption and no assurance can be given that the Securities and Exchange Commission and/or the Securities administrators of certain states would concur that the Section 4(2) exemption and equivalent state non-public offering/private offering exemptions are available for the transaction.

Copy of Stock Exchange Agreement

     A copy of the Stock Exchange Agreement, which contains the details of the Acquisition and related transactions, will be provided free of charge to any stockholder upon request by the Company's President, Mark A. Lilly at
(310) 289-4947. Copies of the Stock Exchange Agreement will be available at the Meeting. The Stock Exchange Agreement was filed as an exhibit to the Form 8-K filed by the Company on December 24, 1997 and is available from the Edgar Archives of the Securities and Exchange Commission. The internet connection is http://www.sec.gov.

Lack of Opinions, Appraisals and Reports

     No unaffiliated representative has been retained to act on behalf of the Company or Norwest for the purposes of negotiating the terms of the Acquisition or preparing a report concerning its fairness. The Company has not solicited or obtained any appraisal, report or opinion by any outside party regarding the Acquisition. The Board chose not to retain the services of an investment advisor because it believes the cost of such services would be excessive relative to the size of the transaction and for the reasons set forth herein.

Financial Information

     The Company's Financial Condition.    As of December 31, 1996, the
Company had assets of $0 and liabilities of $13,859 and stockholders equity of ($26,058) or approximately $.005 per share. Giving effect to the 1-for-2.5 reverse split, there would be 2,593,930 shares issued and outstanding with a net tangible book value of approximately $.01 per share.

     Norwest's Financial Condition.    At October 31, 1997, Norwest had total
assets of R$ 121,803,670, total liabilities of R$ 0 and stockholders' equity of R$121,803,670. Norwest's assets included land, standing timber, and logging, transport equipment and vehicles. As of December 15, 1997 one Brazilian Real (R$) was convertible to $ 0.8984 U.S. Dollars according to the Federal Reserve Bank of New York. Based on this factor the value of the Norwest assets would be about $109,428,418.

     Financial Condition Following Acquisition. Assuming total costs related to the Acquisition do not exceed $15,000, and based upon the December 31, 1996 financial statements of the Company and Norwest, the Company anticipates that at the time of the Acquisition, there will be 22,593,930 shares of the Company's common stock issued and outstanding with total consolidated net assets of approximately $109,428,418 giving a net book value of approximately $4.84 per share.

     Issuance of Shares. Subsequent to the closing of the Acquisition, the stockholders of Norwest will own a majority of the total issued and outstanding shares of the common stock of the Company. They will have total control over the affairs of the Company including future elections of directors. Through their control of the Board of Directors, they will have control over the issuance of additional shares, the distribution and timing of dividends, and other matters. The following number of shares, calculated after giving effect to the proposed 1-for-2.5 reverse split, will be issued to the stockholders of Norwest when the Acquisition is closed:


                                                    XANTHIC
COMMON                    NORWEST, S.A.             ENTERPRISES, INC.
STOCKHOLDERS              COMMON STOCK              COMMON STOCK

Elliott Sassoon            120,653,620               19,799,836
Pre-Cortados da
   Amozonia Ltda*            1,149,950                  200,000
Maria Cristina de
    Oliveira Bittencourt         1,000                      164

                           -----------             ------------
TOTAL                      121,803,670               20,000,000

*Beneficially owned by Alipio Motta


Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the proposal to approve the Stock Exchange Agreement and the Acquisition of Norwest common stock.


 PROPOSAL 3: PROPOSAL FOR THE ELECTION OF DIRECTORS

     The Stock Exchange Agreement provides for the resignation of the present officers and directors of the Company (with the exception of Mark A. Lilly). Upon the closing of the Acquisition and the election of directors proposed by the controlling shareholders of the Company following the Acquisition. Subject to the approval of the Acquisition of Norwest, the Company recommends a vote FOR the election of the below listed individuals as directors of the Company.

     It is intended that proxies in the accompanying form, duly executed and received in time to be voted at the meeting, which do not withhold authority to vote for directors, will be voted in favor of the election of the persons named below to serve for a term of one year or until their successors are elected and qualified. None of the candidates for the office of directors (with the exception of Mark A. Lilly) proposed herein has previously served in that capacity for the Company.

     If any person nominated should refuse or be unable to serve, proxies will be voted for such person or persons as may be designated by the nominees to replace any of the persons unable or unwilling to serve. Management of the Company and of the company to be acquired have no reason to believe presently that any of the nominees will refuse or be unable to serve.

     STOCKHOLDERS ARE REMINDED OF THE FACT THAT THE PROPOSAL TO ELECT DIRECTORS IS RELATED TO THE ACQUISITION, AND STOCKHOLDERS
     VOTING AGAINST THE ACQUISITION PROPOSAL SHOULD ALSO CONSIDER
     VOTING AGAINST THE NOMINEES FOR ELECTION AS DIRECTORS.

     The following named individuals are nominated as directors of the
Company:
               Name                           Age

               Elliott Sassoon                 48
               Alipio Motta                    57
               Mark A. Lilly                   34

     Mr. Sassoon and Mr. Motta reside in Brazil. Mr. Lilly is a resident of the United States and is currently a Director of the Company. Biographical information concerning Mr. Sassoon and Mr. Motta is set forth in the exhibits to this proxy statement. Biographical information concerning
Mark A. Lilly is set forth in the Form 10-K of the Company for the period ended December 31, 1996.

     The Board of Directors recommends a vote FOR each of the nominees for directors.

Proposed Officers

     The proposed Board of Directors presently intends to appoint the following named individuals as officers of the Company:

       Name                       Position

       Elliott Sassoon            President
       Alipio Motta               Vice-President
       Mark A. Lilly              Secretary

Executive Compensation

     No compensation has been paid to the employees of Norwest or the Company during the past year. Future compensation for the officers and directors of the Company following the acquisition has not yet been determined.

Future Incentive Plans

     The Company will likely adopt qualified and/or unqualified incentive compensation plans in the future, including incentive stock option plans, pension plans, profit sharing plans or other similar types of plans.


        PROPOSAL 4: PROPOSAL TO CHANGE COMPANY'S NAME AND DOMICILE

     Subject to stockholder approval of Proposal 2, the Board of Directors recommends stockholder approval of a proposal to change the Company's name to "International Wood Corporation" and change the domicile to the State of Nevada. The present Company would be merged into a Nevada corporation to be named International Wood Corporation.

     The change to Nevada domicile will facilitate transactions by the Company in the future. The effect of merging into the Nevada corporation will be to change the name of the Company to International Wood Corporation. The Nevada corporation has the same capital structure as the existing Colorado corporation. Following approval of this proposal the existing shareholders of the Company will have 90 days to exchange their shares for a like number of shares of the Nevada corporation. The Board believes that the name International Wood Corporation will more clearly indicate the nature of the business in which the Company plans to engage.

     The Board of Directors recommends a vote FOR the proposal to change the domicile of the corporation to the state of Nevada with the new name of International Wood Corporation.



                    EXCHANGE OF STOCK CERTIFICATES

     In the event the proposals set forth herein are approved by the Company's stockholders, it will be necessary to exchange the stockholders' existing stock certificates for stock certificates which set forth the Company's new name and which give effect to the reverse stock split. Stockholders are requested to mail their stock certificates to the Company's transfer agent--Holladay Transfer Company, 4350 Camelback Rd., Suite 100F Phoenix,
AZ 85018--for transfer into new certificates. The Company will pay for the issuance of one certificate to each stockholder if his or her certificate is received on or before April 30, 1998. Stockholders desiring more than one certificate will be required to pay additional charges directly to the transfer agent.

INCORPORATION BY REFERENCE

   The Registrant incorporates by reference any filings made by the Registrant from the date of this Proxy Solicitation to January 23, 1998, the date of the special meeting of shareholders.


                            OTHER MATTERS

     The Board of Directors knows of no other matters to be acted upon at the meeting. If other matters do properly come before this meeting, it is the intention of the persons named in the enclosed Proxy to vote said Proxy in accordance with their best judgment in such matters.

     Xanthic Enterprises, Inc.

     January 6, 1998

     By Order of the Board of Directors

Attachments:

1. Description of Business of Norwest S.A.
2. Financial Statements - Xanthic Enterprises, Inc.,
     Form 10-K for year ended December 31, 1996*
     Form 10-Q for quarter ended September 30, 1997*
3. Audited Balance Sheet of Norwest S.A. as of October 31, 1997
4. Consent of Pannell Kerr Forster, Sao Paulo, Brazil
5. Pro-forma Balance Sheet of the Company following the Acquisition

* Incorporated by Reference. Copies will be provided to the shareholders with this Proxy Statement.


INTERNATIONAL WOOD CORPORATION

 DESCRIPTION OF BUSINESS

     Upon completion of the acquisition the Company will own and operate Norwest as a wholly owned subsidiary. The Company plans to secure financing and harvest and reforest its property located in the States of Acre and Para in the Amazon Basin in Brazil.

BUSINESS

     The Company will own through its subsidiary, Norwest S.A., approximately 45,000 acres of tropical timberland. The Company is negotiating options on an additional 1,500,000 acres of tropical timberland in the vicinity that will have a value in excess of $ 5,000,000,000.00. The land that will be owned by the Company has a variety of mature tropical woods including mahogany, cedar and teak. The Company will own equipment relating to harvesting and replanting of timber.

HISTORY OF PREDECESSOR

     The principal shareholder of the Company will be Mr. Elliott Sassoon, a Brazilian citizen. Mr. Sassoon and his associate Mr. Alipio Motta have been engaged in the lumber business in Brazil for the past twenty five years. Companies with which these principals were associated ceased production in 1994 due to economic conditions of the Brazilian economy.

     The economy of Brazil experienced severe disequilibrium in the early 1990's and was saddled with high inflation and a depressed economy. Brazil is in the midst of a stabilization program originally developed by President Fernando Cardosa when he was the Finance Minister between May of 1993 and April of 1994. On July 1, 1994 Brazil adopted a new currency called the "REAL".

     As part of the stabilization plan the government of Brazil severely limited credit in 1994 for both business and consumers. As of the end of 1996 the stabilization plan had the effect of stabilizing inflation and improving the economy. Inflation, which had reached 50% per month in June of 1994 declined to monthly rates between 1 and 3 percent. While credit is somewhat more available it still remains expensive by world standards. The Company will access world capital markets to assure an adequate capital to carry out operations. The Company plans to access the capital markets by private placements of debt and equity securities. To the extent that bank financing can be negotiated at reasonable rates such financing will be used.

THE AMAZON

     Amazonia contains over five million square kilometers of trees and vegetation making it the largest continuous expanse of tropical rain forest in the world. Although such forests cover only 7 percent of the land surface of the planet Earth they contain 50 percent of the plants and animals found in the world.

     Due to the unique heritage of the rain forest the Company intends to carry out its operations in the most sensitive ecological manner and will dedicate a portion of its net profits to research in identifying new products of Amazonia. In harvesting the timber the Company will cut only mature trees with an identifiable market. The Company will not engage in clearing the land and will reforest as the timber is harvested with at least three seedlings of the same species. The Company will establish a nursery for this purpose so that seedlings of the many varieties of timber found will be available as needed. Due to the favorable growing conditions of the Amazon area this effort will insure that the timber resources of the Company will be renewed and increased.

     Local waterways and existing roads will be used for transporting logs to sawmills. Use of the rivers and existing road structure will be economical, convenient and will have little environmental impact.


GOVERNMENT REGULATION


     During the past five years Brazil has introduced new regulations on the harvesting of timber in the rain forest all of which will be followed by the Company. In July of 1996 the President of Brazil issued a Presidential Decree that suspended new logging authorizations for mahogany and virola for a period of two years. The Decree will improve the Company's competitive position since the authorizations already available to the Company are not affected. The long standing Brazilian ban on export of tropical wood logs will not affect the Company's operations as the Company will only export processed lumber. Norwest possess the necessary authorizations from the government of Brazil to engage in the business of harvesting and exporting tropical hardwoods.

     As the Company is resident and organized under the laws of the United States there is no restriction of profits or capital with respect to any aspect of the Company's business in Brazil.

     Since the worldwide trade in tropical woods is largely unregulated the Company anticipates no problem in harvesting and marketing its products.


WOOD MARKETS

     There is a large and growing demand for tropical hardwoods throughout the world. The United States is the leading importer of such woods followed closely by the United Kingdom, Europe and Japan. Brazil lumber exports are currently under 5% of the world total. Due to tight credit in Brazil the Company will have little competition from other producers in Brazil.

     The Company plans to store lumber in the United States at a site to be determined. All lumber will be sold wholesale to lumber wholesalers in the United States, Europe and Asia. The management of the Company has been engaged in the lumber business for over twenty five years and possesses contacts and relations with the principal lumber wholesalers in the U.S. and elsewhere.

     MANAGEMENT OF THE COMPANY

     The Company will be managed by Mr. Elliott Sassoon and his associate, Mr. Alipio Motta. Both officers of the Company have over twenty five years experience in the lumber business in Brazil.

     Elliott Sassoon, proposed President and Director. Mr. Sassoon is a resident of Sao Paulo, Brazil. He graduated from the Lycee Francais De Paris, France, the Instituto De Educacao Caetano De Campos, Brazil and the
University Facuidade Integrada, Colegio Moderno, Brazil. Mr. Sassoon speaks Portuguese, French, Spanish, Italian, Hebrew, Arabic and English. From 1995-1996 Mr. Sassoon was President and CEO of Pacifico Industrial Import-Export, Ltd. From 1992 to 1996 he also served as Vice-President for Cooperconsult Associates Consultants. From 1980 to 1994 he served as President of Vale Do Nilo Agro-Industries. He has served during the past twenty years as a consultant or officer of the Para Association of Banak Exporters, the Europe-Brazil Lumber Association, Brazilian Forest and River Department, China-Brazil Lumber Chamber of Commerce and the Amazona Cocoa Exporters Association.

     Alipio Motta, Proposed Vice-President and Director. Mr. Motta is a resident of Belem, Brazil. He graduated from Salvador City College, Bahia, Brazil and the Federal University of Bahia, Brazil with degrees in political science, and a graduate degree in business administration. Mr. Motta speaks Portuguese, Spanish and English. From 1981 to 1987 he was a director of Consortex Exportadores. From 1988 to the present he was President and CEO of Construtora Motta. From 1995 to 1996 he was Director and Vice-President of Pacifico Industrial Import-Export, Ltd. He is a member of the Acre Chamber of Commerce and the West Amazon Lumber Exporters Association.


FINANCIAL REQUIREMENTS

     The Company plans to raise capital from equity markets and financial institutions to enable it to carry out its operations. If sufficient financing is available the Company plans to export approximately 30,000 cubic meters (m3) per year that will have a market value of about $ 25,000,000.00. This amount will include timber harvested from the Company's holdings and timber purchased on the spot market. All timber purchased will be examined by Company inspectors for quality grading and for source. The Company will not engage in the purchase from persons in situations where the logging has not been authorized by the owner of the property. The present holdings of the Company will allow harvesting at this level for a period of ten years. The Company has expressions of interest from other landowners that will make additional timber land available which will enable the Company to continue its operations at this level for at least 25 years.

     The harvesting cycle is dependent on climatic conditions. The harvesting will take place from June through November (the dry season). Milling and shipment of lumber will continue throughout the year.

     The financing that the Company seeks will enable it to begin harvest and continue with its efforts throughout the year. The Company owns the timber and equipment necessary to harvest the timber. The financing is to be used for working capital. The Company plans to retain a portion of its earning so that it will be self financed after a period of five years.





NORWEST S.A.

(A DEVELOPMENT STAGE COMPANY)
REPORT OF INDEPENDENT ACCOUNTANT'S
BALANCE SHEET AS OF OCTOBER 31, 1997



REPORT OF INDEPENDENT ACCOUNTANTS

To the
Board of Directors and Stockholders of
Norwest S.A.


1 -      We have audited the balance sheet of NORWEST S.A. (a Brazilian development stage Company) as of October 31, 1997. This balance sheet is responsibility of the management of NORWEST S.A. Our responsibility is to express an opinion on this financial statement based on our audits.

2 -     Considering the mentioned in paragraph 3, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. Our audit includes examining, on test basis, evidence supporting the accounting principles used and significant estimates made by Management, as well as evaluating the overall presentation.

3 -     As described in note 1, all fixed assets were incorporated based on independent experts appraisal report.

4 - In our opinion and based on the opinion of the independent appraisal as mentioned before, the aforementioned balance sheet present fairly, in all material respects, the financial position of NORWEST S.A. as of October 31, 1997, in conformity with Brazilian generally accepted accounting principles.

5 -      As mentioned in note 2 the Company is being organized and the start of the activities depends on legal and fiscal authorizations to be formalized. All expenses that were incurred with the constitution and maintenance of fixed assets were responsibility of the Company's Stockholders. For this reason the Company decided not to present a complete financial statement.

Sao Paulo, December 12, 1997.

/s/ Luis Alberto Nava Salazar
Pannell Kerr Forster


NORWEST S.A.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
(Real = R$)


ASSETS


CURRENT ASSETS                    October 31, 1997

     Cash                                    1,950

FIXED ASSETS
     Land                               18,000,000
     Forest                            102,652,720
     Tractors and vehicles                 820,000
     Machines and
           industrial equipments           254,000
     Maritime equipment                     75,000
                                       -----------
                                       121,801,720

Total assets                           121,803,670
                                       ===========

LIABILITIES AND
  STOCKHOLDER'S EQUITY

CURRENT LIABILITIES                             0

STOCKHOLDERS' EQUITY
     Common stock R$ 1.00 par
     value, 121,803,670 shares
     authorized, issued and
     outstanding                       121,803,670
                                       -----------
Total Liabilities and
    Stockholders' Equity               121,803,670
                                       ===========



NORWEST S.A.
(A DEVELOPMENT STAGE COMPANY)
EXPLANATORY NOTES TO BALANCE SHEET
AS OF OCTOBER 31, 1997
  (Real =R$)


1.      DESCRIPTION

     The Company was constituted on December 10, 1996 in Belem (PA) Brazil with the basic purpose to develope activities directed to forest exploration, including industrialization, trade representation, import and export of lumber and agricultural products.

     On Extraordinary Stockholders' and Special Meeting of Stockholders' of Preferred Stocks realized on October 10, 1997, it was approved: a) transference of the company's headquarter to Sao Paulo (SP); b) enlargement of social objective on commercial activities and services; c) conversion of preferred stocks to ordinary stocks; d) increase capital with stock issued and subscriptions of 121,802,670 ordinary stocks with nominal value of R$ 1.00 each, paid-in assets value of R$ 1,149,000 and properties value of R$ 120,652,720 according to independent appraisal report appointed by the stockholders' meeting and local currency of R$ 950.

     The appraisal criterion adopted were based on market value conservation and comparison with other similars.

     All documentation related to the formation of the company and its fixed assets are in conformity with the Brazilian law.

2.     OPERATIONS

     The Company is being organized with implementation of several legal and fiscal procedures in order to start its activities. Up to this date there are no assets or liabilities operations in the name of the Company that must be recorded in the balance sheet. Constitution expenses as well as maintenance of fixed assets were responsibility of stockholders. For this reason it was decided not to elaborate income statement, changes in stockholders' equity and changes in financial position for the period ended on October 31, 1997.

3.     CAPITAL

     The paid in capital is represented by 121,803,670 ordinaries stocks, with nominal value of R$ 1.00 each.

          Stockholders                          Stocks


          Elliott Sassoon                       120,653,620
          Pre-Cortados da
             Amazonia Ltda                        1,149,950
          Maria Cristina de
            Oliveira Bittencourt                      1,000
                                              -------------
                                                121,803,670

                                              =============


   The by-laws determines a dividend distribution of 25% of the net profit annually.


PANNELL KERR FORSTER - PKF
AUDITORES INDEPENDENTES

Rua Dom Jose de Barros 264 - 11th Piso
Sao Paulo, Brazil
Tel: (11) 223-3744 Fax: (11) 223-3361



            CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the filing of our report dated December 12, 1997 with respect to the balance sheet and related notes as of October 31, 1997 of Norwest S.A., a Brazilian corporation, with the United States Securities and Exchange Commission in connection with any filing by Xanthic Enterprises, Inc. We also consent to references to us as the accountants for Norwest S.A. in any such filing.

PANNELL KERR FORSTER


By /s/ Luis Alberto Nava Salazar
  ------------------------------
    Luis Alberto Nava Salazar

Sao Paulo, December 19, 1997



XANTHIC ENTERPRISES, INC.
(A Development Stage Company)
Pro Forma Balance Showing
Reverse Acquisition of
Norwest, S.A.

Prepared by Management
Unaudited
December 24, 1997



ASSETS

CURRENT ASSETS:

     Cash                                $          1,752
                                       ------------------
FIXED  ASSETS:
     Land                                      16,171,200
     Forest                                    92,223,204
     Tractors and vehicles                        736,688
     Machines and
         industrial equipment                     228,194
     Maritime equipment                            67,380


                                       ------------------
                                              109,426,666
                                       ------------------
Total Assets:                            $    109,428,418
                                       ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

     Accounts payable                     $     $ 47,368
     Shareholder loan                              2,000
                                         ---------------
     TOTAL CURRENT LIABILITIES                    49,368

STOCKHOLDERS' EQUITY
Common stock - $.0001 par,
  50,000,000 shares
  authorized, 22,593,930
  issued and outstanding                          2,259

Paid in capital                             109,466,358
Retained deficit
                                                (89,567)
                                        ---------------

 TOTAL STOCKHOLDERS' EQUITY                 109,379,050
                                        ---------------
Total Liabilities and
    Stockholders' Equity                $   109,428,418
                                        ===============

Net Assets per share $ 4.84.

For purpose of the above computation the values of the Norwest, S.A. Balance Sheet as of October 31, 1997 were converted to U.S. Dollars based on the factor of R$ 1.00 to $ .8984 based on information supplied by the Federal Reserve Bank of New York as of December 15, 1997.